Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 Results

•	Operating income margin was 13.1%, up 190 basis points; Adjusted Operating Income[1] margin was 16.8%, up 90 basis points
•	Diluted EPS was $0.41, up 17%; Adjusted EPS[1] was $0.53, up 6% on a constant-currency basis
•	Net revenues decreased 0.6%; Organic Net Revenue[1] grew 0.6%
•	Returned approximately $800 million in capital to shareholders

DEERFIELD, Ill. – May 2, 2017 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its first quarter 2017 results.

“We had a solid start to the year despite challenging market conditions,” said Irene Rosenfeld, Chairman and CEO. “We delivered both top-line organic growth and strong margin expansion in the quarter, while also making critical investments for our future. We remain confident in and committed to our balanced strategy for both top- and bottom-line growth, continuing to focus on what we can control to deliver long-term value creation for our shareholders.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2017	% Chg vs PY	Q1 2017	Vol/Mix		Pricing
Latin America	$910	11.4%	3.7%	(2.7	)pp	6.4	pp
Asia, Middle East & Africa	1,491	(1.6)	1.3	(1.3)		2.6
Europe	2,365	(3.4)	1.0	1.6		(0.6)
North America	1,648	(1.6)	(1.9)	(1.4)		(0.5)

Mondelēz International	$6,414	(0.6)%	0.6%	(0.5	)pp	1.1	pp

Emerging Markets	$2,402	4.2%	3.5%
Developed Markets	4,012	(3.3)	(0.9)

Power Brands	$4,718	1.6%	2.5%

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q1 2017	vs PY (Rpt Fx)		Q1 2017	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$2,525	(0.4)%		$2,587	(1.1)%		0.4%
Gross Profit Margin	39.4%	0.1	pp	40.3%	(0.2	)pp

Operating Income	$840	16.3%		$1,075	4.6%		6.0%
Operating Income Margin	13.1%	1.9	pp	16.8%	0.9	pp

Net Earnings[2]	$630	13.7%		$826	2.2%		3.8%

Diluted EPS	$0.41	17.1%		$0.53	3.9%		5.9%

•	Net revenues decreased 0.6 percent, driven by currency headwinds. Organic Net Revenue increased 0.6 percent, with growth in all regions except North America.

•	Gross profit margin was 39.4 percent, an increase of 10 basis points driven primarily by lower Restructuring Program implementation costs. Adjusted Gross Profit margin was 40.3 percent, a decrease of 20 basis points, driven by unfavorable mix impacts and higher input costs, partially offset by strong net productivity and improved pricing.

•	Operating income margin was 13.1 percent, up 190 basis points, reflecting the Adjusted Operating Income gains and the benefit from the settlement of a Cadbury tax matter. Adjusted Operating Income margin increased 90 basis points to 16.8 percent due primarily to continued reductions in overhead costs and supply chain productivity savings.

•	Diluted EPS was $0.41, up 17 percent, driven primarily by operating gains and the benefit from the settlement of a Cadbury tax matter.

•	Adjusted EPS was $0.53 and grew 6 percent on a constant-currency basis, driven primarily by operating gains.

•	Capital Return: The company repurchased over $470 million of its common stock and paid approximately $300 million in cash dividends.

2017 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

The company continues to expect Organic Net Revenue to increase at least 1 percent in 2017 and Adjusted Operating Income margin in the mid-16 percent range. The company also expects double-digit Adjusted EPS growth on a constant-currency basis. The company estimates currency translation would reduce net revenue growth by approximately 1 percent3 and Adjusted EPS by approximately $0.023. In addition, the company expects Free Cash Flow1 of approximately $2 billion.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2016 net revenues of approximately $26 billion. Creating more moments of joy in approximately 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted Gross Profit (and Adjusted Gross Profit margin), Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on April 28, 2017.

Additional Definitions

Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Halls candy; and Tang powdered beverages.

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “believe,” “estimate,” “deliver,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on the company’s results of operations; the company’s growth strategy; the sale of most of the company’s grocery business in Australia and New Zealand; value creation for shareholders; the costs of, timing of expenditures under and completion of the company’s restructuring program; and the company’s outlook, including 2017 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended March 31,
	2017	2016	% Change Fav / (Unfav)
Net revenues	$6,414	$6,455	(0.6)%

Cost of sales	3,889	3,920	0.8%

Gross profit	2,525	2,535	(0.4)%
Gross profit margin	39.4%	39.3%

Selling, general and administrative expenses	1,475	1,615	8.7%

Asset impairment and exit costs	166	154	(7.8)%

Amortization of intangibles	44	44	—%

Operating income	840	722	16.3%
Operating income margin	13.1%	11.2%

Interest and other expense, net	119	244	51.2%

Earnings before income taxes	721	478	50.8%

Provision for income taxes	(154)	(49)	(214.3)%
Effective tax rate	21.4%	10.3%
Gain on equity method investment exchange	—	43	(100.0)%
Equity method investment net earnings	66	85	(22.4)%

Net earnings	633	557	13.6%

Noncontrolling interest earnings	(3)	(3)	—%

Net earnings attributable to Mondelēz International	$630	$554	13.7%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.41	$0.35	17.1%

Diluted earnings per share attributable to Mondelēz International	$0.41	$0.35	17.1%

Average shares outstanding:
Basic	1,529	1,569	2.5%
Diluted	1,550	1,587	2.3%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$1,307	$1,741
Trade receivables	3,035	2,611
Other receivables	829	859
Inventories, net	2,603	2,469
Other current assets	641	800

Total current assets	8,415	8,480

Property, plant and equipment, net	8,377	8,229
Goodwill	20,515	20,276
Intangible assets, net	18,297	18,101
Prepaid pension assets	162	159
Deferred income taxes	359	358
Equity method investments	5,594	5,585
Other assets	357	350

TOTAL ASSETS	$62,076	$61,538

LIABILITIES
Short-term borrowings	$4,250	$2,531
Current portion of long-term debt	1,218	1,451
Accounts payable	4,897	5,318
Accrued marketing	1,679	1,745
Accrued employment costs	616	736
Other current liabilities	2,397	2,636

Total current liabilities	15,057	14,417

Long-term debt	12,906	13,217
Deferred income taxes	4,676	4,721
Accrued pension costs	1,717	2,014
Accrued postretirement health care costs	386	382
Other liabilities	1,615	1,572

TOTAL LIABILITIES	36,357	36,323
EQUITY
Common Stock	—	—
Additional paid-in capital	31,826	31,847
Retained earnings	21,468	21,149
Accumulated other comprehensive losses	(10,564)	(11,122)
Treasury stock	(17,072)	(16,713)

Total Mondelēz International Shareholders’ Equity	25,658	25,161
Noncontrolling interest	61	54

TOTAL EQUITY	25,719	25,215

TOTAL LIABILITIES AND EQUITY	$62,076	$61,538

	March 31, 2017	December 31, 2016	Incr/ (Decr)
Short-term borrowings	$4,250	$2,531	$1,719
Current portion of long-term debt	1,218	1,451	(233)
Long-term debt	12,906	13,217	(311)

Total Debt	18,374	17,199	1,175

Cash and cash equivalents	1,307	1,741	(434)

Net Debt (1)	$17,067	$15,458	$1,609

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31,
	2017	2016
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$633	$557
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	200	207
Stock-based compensation expense	39	30
Deferred income tax provision/(benefit)	13	(53)
Asset impairments and accelerated depreciation	80	67
Gain on equity method investment exchange	—	(43)
Equity method investment net earnings	(66)	(85)
Distributions from equity method investments	122	54
Other non-cash items, net	43	102
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(454)	(404)
Inventories, net	(95)	(77)
Accounts payable	(443)	(135)
Other current assets	126	14
Other current liabilities	(478)	(463)
Change in pension and postretirement assets and liabilities, net	(277)	(225)

Net cash used in operating activities	(557)	(454)

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(306)	(335)
Proceeds from sale of property, plant and equipment and other assets	19	19

Net cash used in investing activities	(287)	(316)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	626	67
Repayments of commercial paper, maturities greater than 90 days	(513)	—
Net issuances of other short-term borrowings	1,587	2,246
Long-term debt proceeds	350	1,149
Long-term debt repaid	(979)	(1,755)
Repurchase of Common Stock	(461)	(1,187)
Dividends paid	(292)	(269)
Other	60	(44)

Net cash provided by financing activities	378	207

Effect of exchange rate changes on cash and cash equivalents	32	31

Cash and cash equivalents:
Decrease	(434)	(532)
Balance at beginning of period	1,741	1,870

Balance at end of period	$1,307	$1,338

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis (1).

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (2); the historical global coffee business (3); the historical Venezuelan operations; accounting calendar changes; and currency rate fluctuations (4). The company believes that Organic Net Revenue reflects the underlying growth from the ongoing activities of its business and provides improved comparability of results. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); acquisition integration costs; incremental costs associated with the Jacobs Douwe Egberts (“JDE”) coffee business transactions; the operating results of divestitures (2); the historical coffee business operating results (3); the historical Venezuelan operating results; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6). The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company believes that Adjusted Gross Profit and Adjusted Gross Profit margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis (4).

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); the Venezuela remeasurement and deconsolidation losses and historical operating results; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (2) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (3) gain and net incremental costs; the operating results of divestitures (2); the historical global coffee business operating results (3); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6); equity method investment earnings historically reported within operating income (7); and the benefit from the settlement of a Cadbury tax matter (8). The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company believes that Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Income margin and Adjusted Segment Operating Income margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis (4).

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the 2012-2014 Restructuring Program (5); the 2014-2018 Restructuring Program (5); the Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (2) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (3) gain, transaction hedging gains or losses and net incremental costs; gain on the equity method investment exchange; net earnings from divestitures (2); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (6); gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and the benefit from the settlement of a Cadbury tax matter (8). Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items (9), such as acquisition and divestiture-related costs and restructuring program costs. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company believes that Adjusted EPS provides improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis (4).

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. As Free Cash Flow is the company’s primary measure used to monitor its cash flow performance, the company believes this non-GAAP measure provides investors additional useful information when evaluating its cash from operating activities.

(1)	When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. For the first quarter of 2017, the company added to its non-GAAP definitions the exclusion of the benefit from the settlement of a Cadbury tax matter—see footnote (8) below.

(2)	Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.
(3)	The company continues to have an ongoing interest in the legacy coffee business it deconsolidated in 2015 as part of the JDE coffee business transactions. For historical periods prior to the July 15, 2015 coffee business deconsolidation, the company has reclassified any net revenue or operating income from the historical coffee business and included them where the coffee equity method investment earnings are presented within Adjusted EPS. As such, Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income in all periods do not include the results of the company’s legacy coffee businesses which are shown within Adjusted EPS only.
(4)	Constant currency operating results are calculated by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.
(5)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program reflect costs incurred that relate to the objectives of the company’s program to transform its supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments. Refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for more information on the 2012-2014 Restructuring Program.
(6)	During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. Since the company purchases commodity and forecasted currency contracts to mitigate price volatility primarily for inventory requirements in future periods, the company made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of the company’s underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.
(7)	Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. Refer to Note 1, Summary of Significant Accounting Policies, in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for more information.
(8)	During the first quarter of 2017, the company recorded a $58 million gain on the settlement of a pre-acquisition Cadbury tax matter.
(9)	The company has excluded its proportionate share of its equity method investees’ unusual or infrequent items in order to provide investors with a comparable view of its performance across periods. Although the company has shareholder rights and board representation commensurate with its ownership interests in its equity method investees and reviews the underlying operating results and unusual or infrequent items with them each reporting period, the company does not have direct control over the operations or resulting revenue and expenses. The company’s use of equity method investment net earnings on an adjusted basis is not intended to imply that the company has any such control. The company’s GAAP “diluted EPS attributable to Mondelēz International from continuing operations” includes all of its investees’ unusual and infrequent items.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2017.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On December 1, 2016, the company completed the sale of a confectionery business in Costa Rica represented by a local brand.

Divestiture-related costs

On January 18, 2017, the company reached an agreement to sell most of its grocery business in Australia and New Zealand to Bega Cheese Limited. The transaction is expected to close in mid-2017. The company incurred incremental expenses to ready the business for the sale transactions of $1 million in the three months ended March 31, 2017.

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. The sale was subject to E.U. and local regulatory approvals, completion of employee consultation requirements and additional steps to prepare the assets for transfer. In March 2017, the company recorded €17 million ($18 million as of March 31, 2017) of incremental expenses and an impairment of fixed assets primarily due to an agreed reduction in the sales price. The company recorded these costs within cost of sales and selling, general and administrative expenses of its Europe segment.

Acquisitions and acquisition-related costs

On November 2, 2016, the company purchased from Burton’s Biscuit Company certain intangibles, which include the license to manufacture, market and sell Cadbury-branded biscuits in additional key markets around the world, including in the United Kingdom, France, Ireland, North America and Saudi Arabia. The purchase added incremental net revenues of $14 million (constant currency basis) in the three months ended March 31, 2017.

Acquisition integration costs

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $1 million in the three months ended March 31, 2017 and $3 million in the three months ended March 31, 2016. The company recorded these acquisition integration costs in selling, general and administrative expenses.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. On August 31, 2016, the company’s Board of Directors approved a reallocation within the program of $600 million of previously approved capital expenditures to be spent on restructuring program cash costs. There was no change to the total $5.7 billion of total program costs and no change to the total $4.7 billion of cash outlays. The $5.7 billion total cost of the program is now comprised of approximately $4.1 billion of restructuring program costs ($3.1 billion cash costs and $1 billion non-cash costs) and up to $1.6 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. Since inception, the company has incurred total restructuring and related implementation charges of $2.7 billion related to the 2014-2018 Restructuring Program. The company has incurred the majority of the program’s charges through the first quarter of 2017 and expects to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $157 million in the three months ended March 31, 2017 and $139 million in the three months ended March 31, 2016 within asset impairment and exit costs. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $54 million in the three months ended March 31, 2017 and $98 million in the three months ended March 31, 2016. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Gain on equity method investment exchange

On March 3, 2016, a subsidiary of Acorn Holdings B.V. (“AHBV”) completed the $13.9 billion acquisition of all of the outstanding common stock of Keurig Green Mountain, Inc. (“Keurig”) through a merger transaction. On March 7, 2016, the company exchanged with a subsidiary of AHBV a portion of the company’s equity interest in JDE with a carrying value of €1.7 billion (approximately $2.0 billion as of March 7, 2016) for an interest in Keurig with a fair value of $2.0 billion based on the merger consideration per share for Keurig. The company recorded the difference between the fair value of Keurig and its basis in JDE shares as a $43 million gain on the equity method investment exchange in March 2016. Immediately following the exchange, the company’s ownership interest in JDE was 26.5% and its interest in Keurig was 24.2%. The company accounts for its investments in JDE and Keurig under the equity method and recognizes its share of their earnings within equity method investment earnings and its share of their dividends within the company’s cash flows.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $51 million in the three months ended March 31, 2017 and $54 million in the three months ended March 31, 2016.

Loss related to interest rate swaps

The company recognized pre-tax losses of $97 million in the three months ended March 31, 2016, within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing plans.

Intangible assets gains and losses

On March 31, 2016, the company recorded a $14 million impairment charge for a gum & candy trademark as a portion of its carrying value would not be recoverable based on future cash flows expected under a planned license agreement with the buyer.

Benefit from the settlement of Cadbury tax matter

As part of the company’s 2010 Cadbury acquisition, the company became the responsible party for tax matters under a February 2, 2006 dated Deed of Tax Covenant (“Tax Indemnity”) between the Cadbury Schweppes PLC and related entities (“Schweppes”) and Black Lion Beverages and related entities. The tax matters included an ongoing transfer pricing case with the Spanish tax authorities related to the Schweppes businesses Cadbury divested prior to the company’s acquisition of Cadbury. During the first quarter of 2017, the Spanish Supreme Court decided the case in the company’s favor. As a result of the final ruling, during the first quarter of 2017, the company recorded a favorable earnings impact of $46 million in selling, general and administrative expenses and $12 million in interest and other expense, net, for a total pre-tax impact of $58 million due to the reversal of Cadbury-related accrued liabilities related to this matter.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2017 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its full year 2017 projected Organic Net Revenue growth to its full year 2017 projected reported net revenue growth because the company is unable to predict the 2017 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2017 projected Adjusted Operating Income margin to its full year 2017 projected reported operating income margin because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures. The company is not able to reconcile its full year 2017 projected Adjusted EPS growth on a constant currency basis to its full year 2017 projected reported diluted EPS growth because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency forecasted derivative contracts, impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2017 projected Free Cash Flow to its full year 2017 projected net cash from operating activities because the company is unable to predict the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended March 31, 2017
Reported (GAAP)	$910		$1,491		$2,365		$1,648		$6,414
Acquisition	—		—		(14)		—		(14)
Currency	(65)		43		121		(5)		94

Organic (Non-GAAP)	$845		$1,534		$2,472		$1,643		$6,494

For the Three Months Ended March 31, 2016
Reported (GAAP)	$817		$1,515		$2,448		$1,675		$6,455
Divestiture	(2)		—		—		—		(2)

Organic (Non-GAAP)	$815		$1,515		$2,448		$1,675		$6,453

% Change
Reported (GAAP)	11.4%		(1.6)%		(3.4)%		(1.6)%		(0.6)%
Divestiture	0.3	pp	—	pp	—	pp	—	pp	—	pp
Acquisition	—		—		(0.6)		—		(0.3)
Currency	(8.0)		2.9		5.0		(0.3)		1.5

Organic (Non-GAAP)	3.7%		1.3%		1.0%		(1.9)%		0.6%

Vol/Mix	(2.7	)pp	(1.3	)pp	1.6	pp	(1.4	)pp	(0.5	)pp
Pricing	6.4		2.6		(0.6)		(0.5)		1.1

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues—Brands and Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended March 31, 2017
Reported (GAAP)	$4,718		$1,696		$6,414		$2,402		$4,012		$6,414
Acquisition	(14)		—		(14)		—		(14)		(14)
Currency	55		39		94		(18)		112		94

Organic (Non-GAAP)	$4,759		$1,735		$6,494		$2,384		$4,110		$6,494

For the Three Months Ended March 31, 2016
Reported (GAAP)	$4,644		$1,811		$6,455		$2,306		$4,149		$6,455
Divestiture	—		(2)		(2)		(2)		—		(2)

Organic (Non-GAAP)	$4,644		$1,809		$6,453		$2,304		$4,149		$6,453

% Change
Reported (GAAP)	1.6%		(6.4)%		(0.6)%		4.2%		(3.3)%		(0.6)%
Divestiture	—	pp	0.2	pp	—	pp	0.1	pp	—	pp	—	pp
Acquisition	(0.3)		—		(0.3)		—		(0.3)		(0.3)
Currency	1.2		2.1		1.5		(0.8)		2.7		1.5

Organic (Non-GAAP)	2.5%		(4.1)%		0.6%		3.5%		(0.9)%		0.6%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,414	$2,525	39.4%	$840	13.1%
2014-2018 Restructuring Program costs	—	9		211
Acquisition integration costs	—	—		1
Benefit from the settlement of a Cadbury tax matter	—	—		(46)
Divestiture-related costs	—	2		19
Mark-to-market (gains)/losses from derivatives	—	51		51
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,414	$2,587	40.3%	$1,075	16.8%

Currency		39		15

Adjusted @ Constant FX (Non-GAAP)		$2,626		$1,090

	For the Three Months Ended March 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,455	$2,535	39.3%	$722	11.2%
2014-2018 Restructuring Program costs	—	27		237
Acquisition integration costs	—	—		3
Intangible asset impairment charges	—	—		14
(Income)/costs associated with the JDE coffee business transactions	—	—		(1)
Operating income from divestiture	(2)	(1)		—
Mark-to-market (gains)/losses from derivatives	—	54		54
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,453	$2,615	40.5%	$1,028	15.9%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(0.4)%		16.3%
% Change - Adjusted (Non-GAAP)		(1.1)%		4.6%
% Change - Adjusted @ Constant FX (Non-GAAP)		0.4%		6.0%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2017
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$840	$119	$721	$154	21.4%	$(66)	$—	$3	$630	$0.41
2014-2018 Restructuring Program costs	211	—	211	48		—	—	—	163	0.10
Acquisition integration costs	1	—	1	—		—	—	—	1	—
Benefit from the settlement of a Cadbury tax matter	(46)	12	(58)	—		—	—	—	(58)	(0.04)
Divestiture-related costs	19	—	19	3		—	—	—	16	0.01
Equity method investee acquisition-related and other adjustments	—	—	—	4		(31)	—	—	27	0.02
Mark-to-market (gains)/losses from derivatives	51	—	51	3		—	—	—	48	0.03
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,075	$131	$944	$212	22.5%	$(97)	$—	$3	$826	$0.53

Currency									13	0.01

Adjusted @ Constant FX (Non-GAAP)									$839	$0.54

Diluted Average Shares Outstanding										1,550

	For the Three Months Ended March 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$722	$244	$478	$49	10.3%	$(85)	$(43)	$3	$554	$0.35
2014-2018 Restructuring Program costs	237	—	237	59		—	—	—	178	0.11
Acquisition integration costs	3	—	3	—		—	—	—	3	—
Intangible asset impairment charges	14	—	14	5		—	—	—	9	0.01
(Income)/costs associated with the JDE coffee business transactions	(1)	—	(1)	(3)		—	—	—	2	—
Loss related to interest rate swaps	—	(97)	97	35		—	—	—	62	0.04
Equity method investee acquisition-related and other adjustments	—	—	—	1		1	—	—	(2)	—
Gain on equity method investment exchange	—	—	—	(2)		—	43	—	(41)	(0.03)
Mark-to-market (gains)/losses from derivatives	54	—	54	10		—	—	—	44	0.03
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,028	$147	$881	$154	17.5%	$(84)	$—	$3	$808	$0.51

Diluted Average Shares Outstanding										1,587

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.41	$0.35	$0.06	17.1%
2014-2018 Restructuring Program costs	0.10	0.11	(0.01)
Intangible asset impairment charges	—	0.01	(0.01)
Benefit from the settlement of a Cadbury tax matter	(0.04)	—	(0.04)
Loss related to interest rate swaps	—	0.04	(0.04)
Divestiture-related costs	0.01	—	0.01
Equity method investee acquisition-related and other adjustments	0.02	—	0.02
Gain on equity method investment exchange	—	(0.03)	0.03
Mark-to-market (gains)/losses from derivatives	0.03	0.03	—

Adjusted EPS (Non-GAAP)	$0.53	$0.51	$0.02	3.9%
Impact of unfavorable currency	0.01	—	0.01

Adjusted EPS @ Constant FX (Non-GAAP)	$0.54	$0.51	$0.03	5.9%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.03
Increase in equity method investment net earnings			0.01
Changes in shares outstanding			0.01
Changes in income taxes			(0.02)

			$0.03

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Mondelēz International
Net Revenue
Reported (GAAP)	$910		$1,491		$2,365		$1,648		$—	$—	$—	$6,414
Divestiture	—		—		—		—		—	—	—	—

Adjusted (Non-GAAP)	$910		$1,491		$2,365		$1,648		$—	$—	$—	$6,414

Operating Income
Reported (GAAP)	$111		$181		$409		$292		$(51)	$(58)	$(44)	$840
2014-2018 Restructuring Program costs	33		35		81		51		—	11	—	211
Acquisition integration costs	—		1		—		—		—	—	—	1
Benefit from the settlement of a Cadbury tax matter	—		—		(46)		—		—	—	—	(46)
(Income)/costs associated with the JDE coffee business transactions	—		—		(1)		—		—	1	—	—
Divestiture-related costs	—		1		18		—		—	—	—	19
Mark-to-market (gains)/losses from derivatives	—		—		—		—		51	—	—	51
Rounding	—		—		—		—		—	(1)	—	(1)

Adjusted (Non-GAAP)	$144		$218		$461		$343		$—	$(47)	$(44)	$1,075
Currency	(16)		—		33		1		—	(2)	(1)	15

Adjusted @ Constant FX (Non-GAAP)	$128		$218		$494		$344		$—	$(49)	$(45)	$1,090

% Change - Reported (GAAP)	65.7%		(4.7)%		16.2%		7.7%		5.6%	3.3%	0.0%	16.3%
% Change - Adjusted (Non-GAAP)	69.4%		(5.6)%		(0.4)%		0.9%		n/m	0.0%	0.0%	4.6%
% Change - Adjusted @ Constant FX (Non-GAAP)	50.6%		(5.6)%		6.7%		1.2%		n/m	(2.1)%	(2.3)%	6.0%

Operating Income Margin
Reported%	12.2%		12.1%		17.3%		17.7%					13.1%
Reported pp change	4.0	pp	(0.4	)pp	2.9	pp	1.5	pp				1.9	pp
Adjusted%	15.8%		14.6%		19.5%		20.8%					16.8%
Adjusted pp change	5.4	pp	(0.6	)pp	0.6	pp	0.5	pp				0.9	pp

	For the Three Months Ended March 31, 2016
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Mondelēz International
Net Revenue
Reported (GAAP)	$817		$1,515		$2,448		$1,675		$—	$—	$—	$6,455
Divestiture	(2)		—		—		—		—	—	—	(2)

Adjusted (Non-GAAP)	$815		$1,515		$2,448		$1,675		$—	$—	$—	$6,453

Operating Income
Reported (GAAP)	$67		$190		$352		$271		$(54)	$(60)	$(44)	$722
2014-2018 Restructuring Program costs	19		37		97		69		—	15	—	237
Acquisition integration costs	—		4		—		—		—	(1)	—	3
Intangible asset impairment charges	—		—		14		—		—	—		14
(Income)/costs associated with the JDE coffee business transactions	—		—		—		—		—	(1)	—	(1)
Operating income from divestiture	(1)		—		—		—		—	1	—	—
Mark-to-market (gains)/losses from derivatives	—		—		—		—		54	—	—	54
Rounding	—		—		—		—		—	(1)	—	(1)

Adjusted (Non-GAAP)	$85		$231		$463		$340		$—	$(47)	$(44)	$1,028

Operating Income Margin
Reported%	8.2%		12.5%		14.4%		16.2%					11.2%
Adjusted%	10.4%		15.2%		18.9%		20.3%					15.9%